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                                                                   EXHIBIT 10.42

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is entered into as of August 1, 2001 (the "Effective Date") between GRANT GEOPHYSICAL, INC. a Delaware corporation (together with any subsidiary of such corporation employing Employee at any time during the term hereof (the "Company") and Lee Parker (the "Employee").

     A.  The Employee has faithfully served the Company as an employee, and

     B. It is the desire of the Company to continue to employ the Employee on the terms herein provided and to induce the Employee to continue to render services to the Company, and

     C. The Employee is desirous of committing himself to serve Company on the terms and in the capacities herein provided.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties set forth below, the parties hereto agree as follows:

     1. EMPLOYMENT: This Agreement supersedes and replaces any previous Employment Agreement between the Company and Employee. Subject to the terms hereof, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve Company, on the terms and conditions set forth herein for the period commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the "Term").

     2.  POSITION AND DUTIES: The Employee shall serve in the following manner:

         2.1 The Employee shall have the responsibility for the activities as Vice President Technology of the Company, or in such other position or positions as the parties mutually may agree, and shall have such other powers and duties as may from time to time be prescribed by the Company's President and Chief Executive Officer (the "CEO") or his delegee.

         2.2 During the term of this Agreement, Employee shall devote his full time, skill and attention and his best efforts to the businesses and affairs of the Company to the extent necessary to discharge faithfully and efficiently his duties and responsibilities described herein, except for usual, ordinary and customary periods of vacation (as provided below) and absence due to illness or other disability or such periods of leave as are approved in writing by the Company's CEO or other officer.

     3. PLACE OF PERFORMANCE: In connection with his employment under this Agreement, the Employee shall be based in Houston, Texas or in such other location as may be designated by the Company and mutually acceptable by Employee.

     4.  COMPENSATION AND RELATED MATTERS:

         4.1 Base Salary: Employee shall receive a base salary annualized at the rate of U.S $93,300.00 during the term hereof, payable in accordance with the Company's then existing payroll policy but in no event less frequent than on a monthly basis either by check or cash to Employee or to a bank account designated by Employee. Increases in the Base Salary during the term of this agreement, will replace and become the effective Base Salary for the remainder of the term of the agreement.

         4.2 Stock Options: Company shall grant to Employee, within thirty (30) days after the execution of this Agreement (but effective as of the date hereof), options to acquire 54,900 shares of

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         the common stock of the Company in accordance with the Company's standard Stock Option Agreement at a price of U.S. $2.00 per share. This grant shall be in addition to those options, previously granted by Company to Employee, that will also be repriced to U.S. $2.00 per share.

         4.4 Expenses. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursements for all reasonable and necessary expenses incurred by him in performing services hereunder, provided that the Employee properly accounts therefor in accordance with Company policy.

         4.5 Other Benefits. During the term of the Employee's employment hereunder the Employee shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company now, or in the future, to its officers and key management employees or other employees (including without limitation any group medical, dental, life insurance and disability programs, long-term incentive plans, 401(k) savings plan or any other similar plan or arrangement).

         4.6 Vacation The Employee shall be entitled to annual vacation in accordance with Company policy applicable in the area described in Clause 2.1 above, provided, that upon termination of Employee's employment with the Company as a result of, voluntary resignation, death, disability or for Cause (as defined herein), the Company shall pay to employee upon such termination an amount in cash equal to the value of the unused vacation time up to, but not to exceed, four (4) weeks.

         4.7 Effective Employment Date. It is agreed that, for the purpose of calculating vacation to which Employee is entitled under published Company policy the employment date of Employee will be September 3, 1993.

         4.8 Resident Visa Sponsor. It is agreed that, the Company will sponsor the Employee for residency visa during the term of this agreement and enforcement of any Non-Compete.

     5. NON-COMPETE: For the three (3) year period commencing on the Effective Date, the Employee agrees that he will not, directly or indirectly;

         5.1 engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Employee's advice to, any business or other entity engaging in the acquisition, processing or marketing of seismic data; or

         5.2 solicit, employ, or otherwise engage, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Company at any time during the term of this Agreement or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company; or

         5.3 interfere with the Company's relationship with any person, including any person who at any time during the term of this Agreement was an employee, contractor, supplier, or customer of the Company; or

         5.4 transfer or otherwise dispose of or deal or trade with any party, other than Company, any of the Company's proprietary information as provided in Section 8 below; or

         5.5 disparage the Company or any of its shareholders, directors, officers, or other management or personnel.

This Section 5 shall remain in effect for six (6) months following termination hereof for any reason. The Employee agrees and stipulates that: (i) the provisions of this Section 5 are ancillary to and a part of an

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otherwise enforceable agreement, (ii) the limitations as to time, geographic area or scope of activity to be restrained under this Section 5 are reasonable and impose no greater restraint than is necessary to protect the goodwill or other business interest of the Company.

If, however, this Section 5 is determined by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, or to otherwise be unenforceable to any extent or for any reason, the Employee consents to the reformation of this Section 5 by such court to the minimum extent necessary to cause the limitations contained in this Section 5 to be deemed reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of the Company, and to otherwise be enforceable, and to the enforcement of this Section 5 as so reformed. For purposes of any such reformation, the provisions of this Section 5 shall be divisible.

     6. TERMINATION: The Employee's employment hereunder may be terminated by Company or the Employee, as applicable, without any breach of this Agreement, only under the following circumstances:

         6.1 Death. The Employee's employment hereunder shall terminate upon his death.

         6.2 Disability. If, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full time basis for 120 consecutive calendar days, or 180 days during any twelve (12) month period, the Company may terminate the Employee's employment hereunder.

         6.3 Cause. Company may terminate the Employee's employment hereunder for Cause. For purposes of this Agreement, Company shall have "Cause" to terminate the Employee's employment hereunder only in the event the Employee has.

         (i) Committed an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

         (ii)  intentionally or wrongfully damaged property of the Company;

         (iii) intentionally or wrongfully disclosed secret processes or confidential information of the Company.

         (iv)  intentionally violated the provisions of Section 5 hereof, or

         (v) intentionally failed or refused to substantially follow the lawful and proper directives of the Company's President and CEO or his delegee, consistent with the Employee's position and within his ability to do so.

         For purposes of this Agreement, an act or omission on the part of the Employee shall not be deemed "intentional" or "wrongful" if it was due to an error in judgment or negligence, but shall be deemed "intentional" or "wrongful" if done by the Employee not in good faith and without reasonable belief that the act or omission was in the best interests of the Company.

         6.4 Employee's Right to Terminate. Employee shall have the right to terminate this Agreement by written notice to the Company within 60 days following the occurrence of a Change in Control (as defined in the Company's 1997 Equity and Performance Incentive Plan) that results in a diminution in Employee's duties, responsibilities or position in the management of the Company. If Employee has made an election to terminate this Agreement under this Section 6.4 and has given the required notice, then Employee shall be entitled to receive from the Company (a) the payment of an amount equal to Employee's then current base annual salary payable pursuant to Section 4.1, , and (b) the perquisites specified in Section 4.5, in each case, for 12 months from the date of the Change in Control. Any amounts due to Employee pursuant to this Section 6.4

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         shall be due and payable as and when they would have become due and payable had Employee not been so terminated.

              It is the agreement of the parties that, upon execution of this Agreement by Employee, this will be a binding agreement between the parties and may not be terminated by either party except as expressly provided above.

     7. COMPENSATION UPON TERMINATION: The Employee shall be entitled to the following compensation from the Company upon the termination of his employment.

         7.1 In the event of employment termination by death or disability or a termination by the Company for Cause, the Company shall pay to the Employee all current Base Salary owed hereunder through the date of termination. Such payment shall be paid when due pursuant to the terms of Section 4 hereof.

         7.2 Upon the termination by the Company of Employee's employment with the Company for other than Cause, as defined above, compensation due the Employee will, nevertheless, be paid in accordance with the Company's then existing payroll payment schedule for a period equivalent to six (6) months the provisions of Section 5 and 8 will remain in force for the remainder of the term of payment.

         7.3 Upon such termination of employee's employment, Employee shall be entitled to all benefits, rights and privileges of Employee under any and all employee benefit plans or policies of the Company to which terminated employees of the Company are entitled.

     8.  CONFIDENTIALITY

         8.1 Employee acknowledges and agrees that in the performance of his duties of employment he will be brought into frequent contact, either in person, by telephone, through the mail or by electronic communication, with existing and potential clients of the Company, or its respective subsidiaries, (throughout this Article 8 "Company" shall be deemed to include all of its direct and indirect subsidiaries). Employee also agrees that trade secrets and confidential information of the Company more fully described in Article 8.2 below, gained by Employee during his association with the Company have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company, as the case may be. Employee further understands and agrees that the foregoing makes it necessary for the protection of the business of the Company that Employee not compete with the Company as provided by Article 5 above.

         8.2 Employee will keep in strict confidence, and will not, directly or indirectly, at any time during his employment or thereafter, disclose, furnish disseminate, make available or, except in the course of performing his duties of employment hereunder, use any trade secrets or confidential business information of the Company or its clients, without limitation as to when or how Employee may have acquired such information, whether prior to or during the term of this Agreement. Such confidential information shall include without limitation the Company's client lists, client information, terms of client contracts, any listing of names, addresses or telephone numbers, pricing policies, financial statements, projections, marketing plans or strategies, new business developments of plans, business acquisition plans and business methods.

         8.3 Employee specifically acknowledges that all such confidential information, whether reduced to writing, electronic media of any form, or maintained in the mind or memory of Employee and whether compiled by the Company and/or Employee derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company, as the case may be, and that any retention and use of such information by Employee

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         during his employment with the Company (except in the course of performing his duties and obligations hereunder) or after the termination of his employment shall constitute a misappropriation of the Company's trade secrets.

         8.4 Upon termination of his employment, Employee will immediately return to the Company, in good condition, all property of the Company, as the case may be, including without limitation, the originals and all copies of all promotional material, client lists, client information and all other materials related to the Company's business. In the event that such items are not so returned, the Company will have the right to recover such property

         8.5 The provisions of this Article 8 shall survive the termination of this Agreement.

     9.  SUCCESSORS; BINDING AGREEMENT:

         9.1 Successors. This Agreement shall be binding upon, and inure to the benefit of the Company, the Employee, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

         9.2 Certain Payments: Any amounts that would otherwise be payable to the Employee hereunder at the time of his death or thereafter (whether pursuant to 7.2 hereof or otherwise) shall, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

     10. NOTICE: For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally; (b) sent by telecopy or similar electronic device and confirmed; (c) delivered by commercial overnight express; or (d) sent by registered or certified mail, postage prepaid, addressed as follows:

              If to the Employee (marked "Personal and Confidential")

                  Lee Parker
                  1203 Brecon Hall Drive
                  Houston, Texas 77077
                  ( 281 ) 759 4772
                  ( 281 ) 759 4773 Fax
                  ( 707 ) 202 1289 Electronic Fax
                  Lee.Parker@attglobal.net

              If to Company:

                  Grant Geophysical, Inc.
                  Attention:  President and Chief Executive Officer
                  16850 Park Row
                  Houston, Texas 77084
                  Fax: (281) 398-9996

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     11. ENTIRE AGREEMENT: No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Employee and Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or

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representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     12. GOVERNING LAW:

     12.1 THIS AGREEMENT IS BEING MADE AND EXECUTED IN AND IS INTENDED TO BE PERFORMED IN THE STATE OF TEXAS AND SHALL BE GOVERNED, CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, TO THE EXCLUSION OF ANY LAWS, SUBSTANTIVE OR OTHERWISE WHICH WOULD DIRECT THE LAW OF ANY OTHER JURISDICTION TO BE APPLICABLE HERETO.

     12.2 The parties agree to attempt to resolve all disputes between them concerning this Agreement or the interpretation or performance thereof in an amicable manner. However, any such disputes which cannot be so resolved shall be submitted to and decided by The United States District Court of the Southern District of Texas and the parties do hereby irrevocably submit themselves to the jurisdiction of such court for such purposes. The parties agree that any decision of such court (or any subsequent appeal thereof) shall be enforceable in the jurisdiction of the respective parties.

     13. VALIDITY: The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. COUNTERPARTS: This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                              GRANT GEOPHYSICAL, INC.

                                              By: /s/ RICHARD F. MILES
                                                  ------------------------------

                                              Name: Richard F. Miles

                                              Title: President & C.E.O.

                                              EMPLOYEE:

                                              By: /s/ LEE PARKER
                                                  ------------------------------

                                              Name: Lee Parker

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